Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors

Jay S. Moore
Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Fourth Quarter Results

(Bassett, Va.) – January 19, 2017 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended November 26, 2016.

Fiscal 2016 Fourth Quarter Highlights

●	Consolidated sales were $113.8 million for the fourth quarter of 2016 compared to $115.6 million for the fourth quarter of 2015, a decrease of 1.5%.
●	Operating income for the quarter was $9.0 million or 7.9% of sales as compared to $8.7 million or 7.5% of sales for the prior year quarter.
●

Wholesale sales were $62.6 million for the fourth quarter of 2016 compared to $64.5 million for the fourth quarter of 2015, a decrease of 3.0%. Wholesale operating profit for the quarter was $4.3 million or 6.9% of sales as compared to $4.1 million or 6.4% of sales for the prior year quarter.

●

Company-owned store sales were $69.9 million for the fourth quarter of 2016 compared to $66.3 million for the fourth quarter of 2015, an increase of 5.5%. This included a comparable store sales increase of 4.3% compared to the prior year quarter. Comparable store operating income was $3.4 million or 5.2% of sales for the current year quarter as compared to $2.9 million or 4.6% of sales for the prior year quarter. Total retail operating income was $2.9 million or 4.1% of sales for the quarter as compared to $2.2 million or 3.3% of sales for the prior year quarter. Comparable store written sales for the quarter increased 3.3%.

●

Revenue for Zenith was $24.2 million for the fourth quarter of 2016 compared to $25.6 million for the fourth quarter of 2015, a 5.5% decrease. Zenith’s operating profit for the quarter was $1.4 million or 5.9% of sales as compared to $1.4 million or 5.6% of sales for the prior year quarter.

●	Net income for the quarter was $5.0 million or $0.47 per diluted share as compared to $5.7 million or $0.52 per diluted share for the prior year quarter.

“Led by a strong performance from our corporate retail segment, we closed the year on a high note,” commented Robert H. Spilman, Jr., Chairman and CEO. “After a sluggish start to the year, both our corporate and licensed retail store groups finished 2016 positively, largely due to the comparable store sales momentum that they generated during the second half of the year. We look ahead to a new year that will see us make significant investments in our store network, expand our digital presence, upgrade our manufacturing facilities and broaden our logistics platform.”

Wholesale Segment

Net sales for the wholesale segment were $62.6 million for the fourth quarter of 2016 as compared to $64.5 million for the fourth quarter of 2015, a decrease of $1.9 million or 3.0%. This decrease was driven by lower shipments to the open market (outside the Bassett Home Furnishings network) partially offset by a 5.7% increase in shipments to the Bassett Home Furnishings network as compared to the prior year period. The decrease in sales to the open market was primarily due to lower sales of imported product primarily from the discontinuation of our relationship with a significant customer and loss of sales from the HGTV Home Collection brand, exited late in 2015. Gross margins for the wholesale segment were 35.5% for the fourth quarter of 2016 as compared to 33.9% for the fourth quarter of 2015. This increase is due primarily to improved margins in the imported wood product as significant margin adjustments were necessary in the fourth quarter of 2015 as the Company was exiting the HGTV Home Collection brand. Wholesale SG&A for the fourth quarter of 2016 was $17.9 million as compared to $17.7 million for the prior year period. SG&A as a percentage of sales increased to 28.7% as compared to 27.5% for the fourth quarter of 2015. This increase in SG&A as a percentage of sales was primarily driven by higher marketing and advertising costs. Operating income was $4.3 million or 6.9% of sales as compared to $4.1 million or 6.4% of sales in the prior year.

“Our product assortment continues to undergo an important makeover as we seek more sales,” continued Spilman. “From our wood division, the Peninsula collection, the Wood Haven bedroom, the Bench Made bedroom, and several new occasional offerings hit our stores in December in advance of the key holiday selling weekends that start the year. In upholstery, the Designer Comfort and American Casual collections arrived in the stores on the same schedule. In addition to these assortment changes, two other new product offerings are significant as we look ahead. A revamped casual dining program was introduced at the October High Point Market which will begin shipping to our dealers and stores in February. This program has been a stalwart contributor to our wood sales for over 15 years and we have made capital investments in finishing technology in our Martinsville, Virginia manufacturing facility to produce the latest advancements in today’s marketplace. In addition to the work at the Martinsville facility, we will move our Zenith Logistics Texas distribution center and our Texas upholstery factory into a new 375,000 square foot building in mid-February. By housing both of these entities under one roof, we expect to gain efficiency and cut costs. The October show also included the debut of Club Level by Bassett, a major foray into the growing motion upholstery category. Primarily aimed at the open market channel but also featured in select Bassett stores, Club Level was met with enthusiasm by our independent dealer base and is already showing potential with the initial retail sell through results. Taken collectively, this new product effort will be a key determinant in the fortunes of Bassett in 2017 and our management will spend significant time in the field to make it successful.”

Retail Segment

Net sales for the 59 Company-owned Bassett Home Furnishings stores were $69.9 million for the fourth quarter of 2016 as compared to $66.3 million for the fourth quarter of 2015, an increase of $3.6 million or 5.5%. The increase was due to a $2.8 million or 4.3% increase in comparable store sales along with a $0.9 million increase in non-comparable store sales.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores increased by 3.3% for the fourth quarter of 2016 as compared to the fourth quarter of 2015.

The consolidated retail operating profit for the fourth quarter of 2016 was $2.9 million as compared to $2.2 million for the fourth quarter of 2015, an increase of $0.7 million. The 56 comparable stores generated operating income of $3.4 million for the quarter, or 5.2% of sales, as compared to $2.9 million, or 4.6% of sales, for the prior year quarter. Gross margins for comparable stores were 50.2% for the fourth quarter of 2016 compared to 50.4% for the fourth quarter of 2015.  SG&A expenses for comparable stores increased $0.8 million to $30.0 million or 45.0% of sales as compared to 45.8% of sales for the fourth quarter of 2015. The decrease in SG&A as a percentage of sales was primarily due to greater leverage of fixed costs due to higher sales volumes for the comparable stores.

“We were pleased with the performance of our retail segment during the second half of the year and we look to the future with excitement as we work to expand our 59 store corporately owned network,” said Spilman. “2016 was foundational to our blueprint for store expansion in 2017 and beyond. This included repositioning one store, closing three, and opening two new ones in the year just ended. Furthermore, a tremendous amount of site selection and real estate negotiations took place during the year as we prepare to open six new stores and reposition two others over the course of 2017. Four of the new stores are expansions of existing markets and the other two are brand new. Therefore, 2017 will be a year of investment as we absorb in excess of $2 million more in preopening and startup costs than we experienced in 2016. In addition to these up front expenses, proper site selection, store economics, and staffing are major challenges that must be met in order to successfully execute store expansion and these factors cannot be compromised. While we do not provide financial forecasts externally, we do believe that we have the ability to open five to six new stores annually in addition to strategically repositioning stores when warranted. With a track record of six consecutive years of positive same store sales and our focus on store productivity, we are intent on taking our concept to new markets and consistently growing our overall store count in the years to come.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 90 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the fourth fiscal quarter of 2016, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - unaudited

(In thousands, except for per share data)

	Quarter Ended				Year Ended
	November 26, 2016		November 28, 2015		November 26, 2016		November 28, 2015
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$100,339		$101,283		$377,196		$387,405
Logistics	13,447		14,272		54,842		43,522
Total sales revenue	113,786	100.0%	115,555	100.0%	432,038	100.0%	430,927	100.0%

Cost of furniture and accessories sold	43,023	37.8%	45,615	39.5%	167,519	38.8%	179,291	41.6%

Selling, general and administrative expenses excluding new store pre-opening costs	61,333	53.9%	60,847	52.7%	235,178	54.4%	224,050	52.0%
New store pre-opening costs	421	0.4%	387	0.3%	1,148	0.3%	623	0.1%
Lease exit costs	-	0.0%	-	0.0%	-	0.0%	419	0.1%
Asset impairment charges	-	0.0%	-	0.0%	-	0.0%	106	0.0%
Management restructuring costs	-	0.0%	-	0.0%	-	0.0%	449	0.1%
Income from operations	9,009	7.9%	8,706	7.5%	28,193	6.5%	25,989	6.0%

Remeasurement gain on acquisition of affiliate	-	0.0%	-	0.0%	-	0.0%	7,212	1.7%
Income from Continued Dumping & Subsidy Offset Act	240	0.2%	90	0.1%	240	0.1%	1,156	0.3%
Other loss, net	(752)	-0.7%	(797)	-0.7%	(2,656)	-0.6%	(2,489)	-0.6%
Income before income taxes	8,497	7.5%	7,999	6.9%	25,777	6.0%	31,868	7.4%

Income tax provision	3,452	3.0%	2,317	2.0%	9,948	2.3%	11,435	2.7%
Net income	$5,045	4.4%	$5,682	4.9%	$15,829	3.7%	$20,433	4.7%

Basic earnings per share	$0.47		$0.53		$1.47		$1.91

Diluted earnings per share	$0.47		$0.52		$1.46		$1.88

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	November 26, 2016	November 28, 2015
Assets
Current assets
Cash and cash equivalents	$35,144	$36,268
Short-term investments	23,125	23,125
Accounts receivable, net	18,358	21,197
Inventories, net	53,215	59,896
Other current assets	10,727	6,798
Total current assets	140,569	147,284

Property and equipment, net	104,655	96,104

Other long-term assets
Deferred income taxes, net	8,071	13,471
Goodwill and other intangible assets	17,360	17,682
Other	7,612	8,002
Total long-term assets	33,043	39,155
Total assets	$278,267	$282,543

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$21,281	$20,916
Accrued compensation and benefits	13,602	14,345
Customer deposits	25,181	23,999
Dividends payable	3,218	2,184
Current portion of long-term debt	3,290	5,273
Other accrued liabilities	10,441	13,133
Total current liabilities	77,013	79,850

Long-term liabilities
Post employment benefit obligations	12,760	12,694
Long-term debt	3,821	8,500
Other long-term liabilities	3,968	4,133
Total long-term liabilities	20,549	25,327

Stockholders’ equity
Common stock	53,615	54,580
Retained earnings	129,388	120,904
Additional paid-in-capital	255	4,560
Accumulated other comprehensive loss	(2,553)	(2,678)
Total stockholders' equity	180,705	177,366
Total liabilities and stockholders’ equity	$278,267	$282,543

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Year Ended
	November 26, 2016	November 28, 2015
Operating activities:
Net income	$15,829	$20,433
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	12,249	10,137
Equity in undistributed income of investments and unconsolidated affiliated companies	-	(220)
Non-cash asset impairment charges	-	106
Non-cash portion of lease exit costs	-	419
Remeasurement gain on acquisition of affiliate	-	(7,212)
Tenant improvement allowances received from lessors	914	1,283
Deferred income taxes	5,324	1,930
Collateral deposited with insurance carrier	(300)	-
Excess tax benefits from stock-based compensation	87	1,998
Other, net	1,055	2,082
Changes in operating assets and liabilities
Accounts receivable	3,228	(2,354)
Inventories	6,681	(2,624)
Other current and long-term assets	(3,629)	1,494
Customer deposits	1,182	1,796
Accounts payable and accrued liabilities	(3,558)	5,128
Net cash provided by operating activities	39,062	34,396

Investing activities:
Purchases of property and equipment	(21,501)	(13,974)
Proceeds from sale of retail real estate and property and equipment	667	2,981
Cash paid for business acquisition, net of cash acquired	-	(7,323)
Capital contribution to affiliate	-	(1,345)
Net cash used in investing activities	(20,834)	(19,661)

Financing activities:
Cash dividends	(6,311)	(5,786)
Proceeds from the exercise of stock options	114	4,031
Other issuance of common stock	182	325
Repurchases of common stock	(6,393)	(2,071)
Taxes paid related to net share settlement of equity awards	(77)	(178)
Repayments of notes payable	(14,251)	(2,768)
Proceeds from equipment loans	7,384	1,307
Net cash used in financing activities	(19,352)	(5,140)
Change in cash and cash equivalents	(1,124)	9,595
Cash and cash equivalents - beginning of period	36,268	26,673
Cash and cash equivalents - end of period	$35,144	$36,268

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter Ended		Year Ended
	November 26, 2016	November 28, 2015	November 26, 2016	November 28, 2015
Net Sales
Wholesale	$62,561	$64,505	$240,346	$252,180
Retail - Company-owned stores	69,913	66,266	254,667	249,379
Logistical services	24,227	25,643	95,707	77,250
Inter-company eliminations:
Furniture and accessories	(32,135)	(29,488)	(117,817)	(114,154)
Logistical services	(10,780)	(11,371)	(40,865)	(33,728)
Consolidated	$113,786	$115,555	$432,038	$430,927

Operating Income
Wholesale	$4,292	$4,100	$18,672	$15,618
Retail	2,868	2,203	4,333	6,170
Logistical services	1,432	1,439	3,511	3,528
Inter-company elimination	417	964	1,677	1,647
Lease exit costs	-	-	-	(419)
Asset impairment charges	-	-	-	(106)
Management restructuring costs	-	-	-	(449)
Consolidated	$9,009	$8,706	$28,193	$25,989

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Rollforward of BHF Store Count

	November 28,			November 26,
	2015	Opened*	Closed*	2016

Company-owned stores	60	2	(3)	59
Licensee-owned stores	33	-	(2)	31
Total	93	2	(5)	90

* Does not include openings and closures due to relocation of existing stores within a market.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Supplemental Retail Information--unaudited
(In thousands)

	56 Comparable Stores				56 Comparable Stores
	Quarter Ended		Quarter Ended		Year Ended		Year Ended
	November 26, 2016		November 28, 2015		November 26, 2016		November 28, 2015
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$66,637	100.0%	$63,865	100.0%	$243,062	100.0%	$239,713	100.0%

Cost of sales	33,190	49.8%	31,688	49.6%	121,735	50.1%	119,178	49.7%

Gross profit	33,447	50.2%	32,177	50.4%	121,327	49.9%	120,535	50.3%

Selling, general and administrative expense*	30,009	45.0%	29,248	45.8%	114,097	46.9%	112,484	46.9%

Income from operations	$3,438	5.2%	$2,929	4.6%	$7,230	3.0%	$8,051	3.4%

	All Other Stores				All Other Stores
	Quarter Ended		Quarter Ended		Year Ended		Year Ended
	November 26, 2016		November 28, 2015		November 26, 2016		November 28, 2015
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$3,276	100.0%	$2,401	100.0%	$11,605	100.0%	$9,666	100.0%

Cost of sales	1,584	48.4%	1,257	52.4%	6,473	55.8%	5,198	53.8%

Gross profit	1,692	51.6%	1,144	47.6%	5,132	44.2%	4,468	46.2%

Selling, general and administrative expense	1,841	56.2%	1,483	61.8%	6,881	59.3%	5,726	59.2%
Pre-opening store costs**	421	12.9%	387	16.1%	1,148	9.9%	623	6.4%

Loss from operations	$(570)	-17.4%	$(726)	-30.2%	$(2,897)	-25.0%	$(1,881)	-19.5%

*Comparable store SG&A includes retail corporate overhead and administrative costs.
**Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possesion and store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.